ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. REPORTS FINANCIAL RESULTS

 FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

Addison, Texas, March 30, 2009; ULURU Inc. (NYSE Alternext: ULU) today announced its financial results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, the Company reported a net loss of $2.9 million, or $0.04 per share, compared with a net loss of $0.9 million, or $0.01 per share, for the same period last year.  For the year ended December 31, 2008, the Company reported a net loss of $9.8 million, or $0.15 per share, compared with a net loss of $4.2 million, or $0.07 per share, in the same period of 2007.  At December 31, 2008, the Company held cash and cash equivalents of $7.6 million, compared with $13.9 million at December 31, 2007.

Commenting on the financial results Renaat Van den Hooff, President and CEO stated, “The increase in operating expenses continues to be driven by costs associated with the commercial and clinical development of Altrazeal™ and Altrazeal™ Silver.  These investments are necessary in order to give visibility to the clinical successes obtained with our Altrazeal™ products and to keep our future product development milestones on track”.
Recent accomplishments related to our wound care franchise include:
•
Altrazeal™ has been applied on an estimated 3,000 patients in treatment of a variety of wounds; with a significant number of these cases being well documented with data and pictures detailing the wound healing process;

•
Four posters have been published and over thirty abstracts for posters and oral presentations have been submitted and accepted to be presented at several prominent wound care conferences in the upcoming months;

•	To date, four articles with Altrazeal™ case studies have been submitted for publication in influential wound care journals; and
•
Dr. Jeffrey A. Niezgoda, MD, FACHM, FACEP, FAPWCA, the Medical Director of The Centers for Comprehensive Wound Care and Hyperbaric Oxygen Therapy at St. Luke’s Medical Center in Milwaukee, Wisconsin and a nationally recognized wound care expert, accepted the position of Chairman of ULURU’s Scientific Advisory Board.

Mr. Van den Hooff continued, “We are now in the process of working through the purchasing cycle at a growing number of institutions that have observed successful clinical experiences with Altrazeal™. In parallel we are in dialogue with the Food and Drug Administration related to the approval of Altrazeal™ Silver, and our research and development team is on track to finalize the development and regulatory submission for Altrazeal™ Collagen in the fourth quarter of 2009.”

Operating Results

Revenue for the fourth quarter of 2008 was $257,000, compared to $834,000 for the fourth quarter of 2007.  For the year ended December 31, 2008, revenue was $733,000, compared to $1,466,000 in the same period of 2007.  The decrease in revenue from the fourth quarter of 2007 compared to the fourth quarter of 2008 was due to a decrease in licensing as 2007 included a non-recurring license fee of approximately $576,000 associated with our Zindaclin® product.  The decrease in revenue from the year ended December 2007 compared to the year ended December 2008 is due to decreases of $243,000 in sponsored research income and $679,000 in Zindaclin® license fees, both of which were non-recurring revenues in 2007.  These decreases were partially offset by product sales of Altrazeal™ and Aphthasol™ of approximately $184,000 that occurred this year with no associated product sales occurring in 2007.

Research and development expenses for the fourth quarter of 2008 were $860,000, including $42,000 in share-based compensation, compared to $638,000, including $39,000 in share-based compensation, for the fourth quarter of 2007.  For the year ended December 31, 2008, research and development expenses were $3.5 million, including $162,000 in share-based compensation, compared to $2.2 million, including $136,000 in share-based compensation, in the same period of 2007. The increase of approximately $1.3 million in research and development expenses was primarily due to development costs associated with our new Altrazeal™ Silver wound care product, clinical study expenses for Altrazeal™ and Altrazeal™ Silver, continued development costs for OraDisc™ technologies, regulatory consulting expenses, and additional scientific personnel.

Selling, general and administrative expenses for the fourth quarter of 2008 were $2.0 million, including $232,000 in share-based compensation, compared to $0.9 million, including $182,000 in share-based compensation, for the fourth quarter of 2007.  For the year ended December 31, 2008, selling, general and administrative expenses were $6.0 million, including $862,000 in share-based compensation, compared to $3.0 million, including $447,000 in share-based compensation, in the same period of 2007. The increase of approximately $3.0 million in selling, general and administrative expenses in 2008 was primarily due to costs of approximately $2.3 million associated with the implementation of our Altrazeal™ sales and marketing efforts that commenced in June 2008, compensation costs associated with the hiring of our executive vice president of operations, and increases in share-based compensation.

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Nanoflex™ Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the expected launch of our wound dressing product, development of a silver containing product, impact on cost of the production scale-up, the launch of additional products, and our expectation that our licensing fees will increase and offset increased expenses. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, pre-clinical results for our products, and advantages of our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended December 31,		Year ended December 31,
	2008	2007	2008	2007
REVENUES
License fees	$164,459	$740,509	$230,308	$909,252
Royalty income	45,135	61,530	286,303	281,491
Product sales	14,607	---	184,050	---
Other	32,316	31,500	32,810	275,001
Total Revenues	256,517	833,539	733,471	1,465,744

COSTS AND EXPENSES
Cost of goods sold	2,604	---	140,822	---
Research and development	859,533	637,550	3,503,638	2,211,698
Selling, general and administrative	2,025,750	935,476	5,992,097	3,045,065
Amortization	272,102	272,095	1,082,571	1,078,351
Depreciation	32,346	20,050	114,048	72,942
Total Costs and Expenses	3,192,335	1,865,171	10,833,176	6,408,056

OPERATING (LOSS)	(2,935,818)	(1,031,632)	(10,099,705)	(4,942,312)

Other Income (Expense)
Interest and miscellaneous income	47,269	174,953	317,070	791,687
Interest expense	---	(431)	---	(2,006)

(LOSS) BEFORE INCOME TAXES	(2,888,549)	(857,110)	(9,782,635)	(4,152,631)

Income taxes	---	---	---	---
NET (LOSS)	$(2,888,549)	$(857,110)	$(9,782,635)	$(4,152,631)

Basic and diluted net (loss) per common share	$(0.04)	$(0.01)	$(0.15)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	65,509,481	62,370,593	63,775,653	61,798,882

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2008	December 31, 2007
	(Audited)	(Audited)

Cash and cash equivalents	$7,567,588	$13,979,828
Current assets	9,312,041	15,536,146
Property and equipment, net	1,828,040	1,532,881
Other assets	9,985,988	11,053,976
Total assets	21,126,069	28,123,003

Current liabilities	2,243,113	1,389,989
Long term liabilities – deferred revenue	1,356,526	495,281
Total liabilities	3,599,639	1,885,270
Total stockholders’ equity	17,526,430	26,237,733